Exhibit 10.12

CONSULTING PHYSICIAN AGREEMENT

THIS CONSULTING PHYSICIAN AGREEMENT (this “Agreement”) is made and entered into on this 17th day of June, 2011 (the “Effective Date”), by and between Dr. Tattoff, Inc., a Florida corporation (“Company”), and Pandora Laser Services, PLLC (“Practice”).

RECITALS

WHEREAS, Company intends to open and operate one or more facilities to provide services utilizing lasers and intense pulse light (“IPL”) devices to remove tattoos, reduce hair, and provide other laser or IPL services to the general public (“Services”);

WHEREAS, Company intends to employ one or more physician assistants, nurse practitioners, registered nurses, and/or licensed laser hair removal personnel (“Personnel”) at the Facility(ies) (as defined below) to provide the Services;

WHEREAS, Practice is a medical practice that employs or otherwise contracts with physicians licensed to practice medicine under the laws of the State of Texas who are board certified dermatologists (“Physicians”); and

WHEREAS, Company desires to utilize the professional expertise and experience of those Physicians identified on Exhibit A, attached hereto and incorporated herein, to provide input and advice on the services of, and equipment used by Company, to provide ongoing assessment of the quality of care provided to customers at the Facility(ies), to establish protocols to be followed by the Personnel, and to generally provide supervisory and quality assurance services, consistent with Texas law, rules and regulations, subject to the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual promises and obligations specified in this Agreement, the parties hereto agree as follows:

1.	RELATIONSHIP OF THE PARTIES

(a)           Independent Contractors. The relationship between Company and Practice, as created pursuant to this Agreement, is that of independent contracting parties and this Agreement shall not constitute the formation of a partnership, joint venture, employment, master-servant or principal-agent relationship between those parties, nor shall this Agreement be deemed to create any relationship other than that of the independent parties contracting with each other solely for the purpose of carrying out the terms and conditions of this Agreement. Nothing in this Agreement is intended or shall be construed to allow Company to exercise any control or direction over the means, manner or method by which Consulting Physicians provide services hereunder.

(b)           No Rights Except as Set Forth Herein. Neither party shall have any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party unless otherwise specifically provided for herein.

2.	DUTIES

(a)           Medical Director. Practice shall cause the Physician identified as the consulting physician on Exhibit A, attached hereto and incorporated herein (“Consulting Physician”), to serve as the medical director for the Facility. In this capacity, Consulting Physician shall carry out the following functions with respect to operation of the laser and IPL devices (“Equipment”) by Personnel and generally with respect to the products and services offered at the Facility:

(i)           Review the education and experience of all Personnel performing Services at each Facility to confirm the scope of services provided by the Personnel is within their level of competence;

(ii)          Provide Company with ongoing evaluations of Personnel performance;

(iii)         Conduct audits of each Facility’s laser hair removal operations to ensure that operations are being conducted in accordance with the Protocols (as defined and described below) in accordance with the following:

(1)           The audits shall be unannounced, unless Consulting Physician determines that advance notice does not compromise the ability to determine that operations are being conducted in accordance with the Protocols;

(2)           The audits shall be conducted at the Facility being audited;

(3)           The audits shall occur at least quarterly;

(4)           A record shall be made of the audit that includes at least the date the audit was performed, the name of the Facility, an assessment of the Facility’s performance of the Protocols, and the Consulting Physician’s signature; and

(5)           The audit may be performed by an Alternate Physician (as defined below), an advanced practice nurse or physician’s assistant so long as an audit that is performed by an advance practice nurse or physician’s assistant is signed by the Consulting Physician;

(iv)         Report all adverse reactions or customer complaints to Company’s management;

(v)          Review all adverse events and determine whether such events are reportable in accordance with Title 21, CFR, Part 803 (U.S. Food and Drug Administration, Medical Device Reporting);

(vi)         Conduct regular education and trainings as requested from time to time by Company for Facility staff in accordance with educational materials approved by the Company’s Medical Advisory Board or physician designated by the Company in order to maintain the quality of care given by the Personnel;

(vii)        Assist in the development of policies, protocols, standards, educational materials, and criteria for the Facility;

(viii)        Advise and consult with Company and each Facility’s staff in the development, implementation, and ongoing monitoring of protocols, procedures, and other clinical aspects of the applicable Facility;

(ix)           Participate in the evaluation of safety and effectiveness for all treatments offered within each Facility;

(x)            Evaluate new treatments or technologies being considered for implementation;

(xi)           Meet with Company’s management to discuss customer services and possible improvements to those services;

(xii)          Update each Facility’s staff on recent developments that, in the Consulting Physician’s opinion, will be beneficial to such Facility’s customers; and

(xiii)         Provide such other services as are usually rendered by a medical director as requested by the Company.

(b)           Supervision. Practice shall cause Consulting Physician or an Alternate Physician to be available in person or telephonically at all times during each Facility’s business hours for consultation with the Personnel. Upon the Company’s request, Practice shall cause Consulting Physician to provide supervision of up to five (5) full-time equivalent physician assistants employed by Company who provide services at the Facility(ies). To the extent that the Personnel include physician assistants, Practice shall cause Consulting Physician to notify the Texas Medical Board (“Board”) of his intent to supervise all Personnel who are physician assistants and to comply with all rules adopted by the Board in connection with supervision of such physician assistant(s) (including, but not limited to limitations on Alternate Physicians providing supervision in place of the Consulting Physician, and on-site requirements).

(c)           Protocols. Practice shall cause Consulting Physician to develop, in consultation with other physicians engaged by Company and Personnel who are physician assistants (if any), written protocols regarding the performance of laser procedures at each Facility, following substantially the form attached hereto as Exhibit B (“Protocols”). The approved Protocols for a Facility will be maintained at such Facility. Practice shall cause Consulting Physician to update the Protocols as necessary, and to review the Protocols at least annually.

(d)           Alternate Physicians. Practice shall cause one of those Physicians identified as an alternate physician on Exhibit A, attached hereto and incorporated herein (each an “Alternate Physician” and collectively the “Alternate Physicians”), to provide the supervision required of Consulting Physician hereunder if Consulting Physician is unavailable. Practice shall cause each Alternate Physician to sign an acknowledgement in the form attached hereto as Exhibit C (each, an “Acknowledgement”) and shall be responsible for each Alternate Physician complying with the terms contained in the Acknowledgement.

(e)           Location. Practice shall cause Consulting Physician to be present at the Facility in at least the minimum amount necessary to comply with Texas law in light of the types of health care professionals then compromising the Personnel. Practice represents and warrants that Consulting Physician’s primary practice site is located within seventy five (75) miles of each Facility and agrees to cause Consulting Physician to notify Company at least thirty (30) days prior to the relocation of his primary practice site.

(f)           Equipment Procurement/Operation. Practice shall cause Consulting Physician to consult with Company management, as requested, regarding the type and specifications of Equipment to be procured by Company for Services in the Facility. Prior to Company’s purchase of Equipment, Practice shall cause Consulting Physician to evaluate the type of Equipment identified in light of the contemplated purposes for use of such Equipment. Practice agrees that upon request from Company, to cause Consulting Physician to provide an order for a laser device that includes at least the following: the date of the order, the name and quantity of the laser device(s) authorized to be purchased, the name, address and telephone number of the Facility, the intended use of the device is limited to nonablative laser hair and tattoo removal, the name, address and phone number of Consulting Physician, a statement that the prescription is valid for up to twelve (12) months from the date of issue, and the signature of Consulting Physician.

(g)           Removal and Appointment. Practice shall promptly notify Company, and shall not permit the Consulting Physician or an Alternate Physician to perform services hereunder, if such Physician (i) has his/her license to practice medicine in Texas revoked or restricted, (ii) is suspended or excluded from participation as a provider in any federal or state health care program, or (iii) is accused by governmental authorities of a crime (other than a routine traffic violation). Practice shall remove (and may replace with another Physician, subject to the advance written approval of Company) the Consulting Physician or any Alternate Physician upon Company’s request. Practice may replace, add or delete Alternate Physicians on Exhibit A with another Physician from time to time, subject to the advance written approval of Company.

3.	LICENSURE/QUALIFICATIONS

(a)           Licensure.

(i)           At all times during which this Agreement is in effect, Consulting Physician and each Alternate Physician shall have and maintain in good standing a currently valid and unrestricted license to practice medicine in the State of Texas, be a board certified dermatologist, and maintain valid and current unrestricted registrations to prescribe and dispense controlled substances as required by federal, state or local laws and regulations.

(ii)           At all times during which this Agreement is in effect, Company shall hold and maintain all licensure required to operate and perform Services and shall ensure Personnel hold licenses and/or certifications required to provide the Services that they perform at the Facility.

(b)           Copy of Licensure. Upon request by either party to this Agreement from time to time, each party to this Agreement shall provide the other with copies of all licenses and registrations required of such party under Section 3(a).

(c)           Qualifications. Practice represents and warrants that Consulting Physician and each Alternate Physician has experience in using and supervising the use of lasers and IPL devices for the purpose of laser tattoo removal and laser hair removal.

4.	FEES

(a)           Fees. As consideration for the services to be rendered by Consulting Physician and the Alternate Physicians under this Agreement, Company shall pay Practice at the annual rate of sixty-thousand Dollars ($60,000.00), payable in equal monthly installments in arrears no later than the 10th day of each month with respect to the prior month; provided, however, that the amount payable for any partial month at the beginning or end of the term of this Agreement shall be prorated.

(b)           Taxes. Practice hereby represents, warrants and confirms to Company that no payments received by Practice under this Agreement shall, on the part of Company, be subject to employment tax withholding, federal social security tax payments or withholding or contributions to federal or state unemployment or disability insurance funds on behalf of Consulting Physician or any Alternate Physician. Practice further acknowledges and agrees that Company shall not be responsible for (i) any such payment and contribution obligations arising, directly or indirectly, out of or in connection with the payments made by Company to Practice hereunder, (ii) any and all employment and income taxes; and (iii) compliance with all applicable employment, income and other tax laws in connection with such payments.

(c)           Benefits. The parties acknowledge that neither Consulting Physician nor any Alternate Physician shall be entitled to any medical, dental, accident or life insurance, sick leave, vacation pay, retirement benefits, social security, disability benefits, unemployment benefits, worker’s compensation insurance, or any other benefits that Company may from time to time provide to its employees.

5.	BOOKS AND RECORDS

(a)           Access to Books and Records. All reports and records, including records relating to services rendered in any Facility, are the property of Company and are to be treated as such in matters of confidentiality. Company shall maintain all records in accordance with federal law and the laws of the State of Texas. To the extent that federal or state law imposes restrictions on the use or disclosure of any records relating to the customers of Company, Practice agrees to abide by such laws.

(b)           Survival. The provisions of this Section 5 shall survive the termination of this Agreement regardless of the reason for such termination.

6.	INSURANCE AND INDEMNITY

(a)           Professional Liability Insurance. Company shall maintain professional liability insurance coverage for Practice, the Consulting Physician, and any Alternate Physician solely with respect to services provided by Consulting Physician and by any Alternate Physician hereunder, in minimum amounts of One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate or such higher amounts as may be required by applicable law. Practice, at no cost or expense to Company, shall maintain (or cause to be maintained) professional liability insurance coverage for Practice, the Consulting Physician, and any Alternate Physician with respect to any other professional services provided by Consulting Physician or by any Alternate Physician outside of this Agreement, in minimum amounts of One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) annual aggregate or such higher amounts as may be required by applicable law.

(b)           Indemnification by Practice. Practice shall indemnify, hold harmless, and defend Company and its employees, officers, directors and Facility personnel from and against any and all liabilities, losses, damages, claims, fines, penalties, causes of action, and other expenses of any nature whatsoever (including reasonable attorneys’ fees), caused by or as a result of the performance of any intentional acts, negligent acts or omissions by Practice’s employees and agents (including, but not limited to, the Consulting Physician, and any Alternate Physician), or as a result of a breach of any covenant contained in this Agreement by Practice or Practice’s employees and agents (including, but not limited to, the Consulting Physician, and any Alternate Physician).

(c)           Indemnification by Company. Company shall indemnify, hold harmless, and defend Practice and its employees, officers and directors from and against any and all liabilities, losses, damages, claims, fines, penalties, causes of action, and other expenses of any nature whatsoever (including reasonable attorneys’ fees), caused by or as a result of the performance of any intentional acts, negligent acts or omissions by Company or Company’s employees (except as provided below), or as a result of a breach of any covenant contained in this Agreement by Company.

(d)           Limitation. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to require either party to indemnify, hold harmless, or defend from and against any liabilities, losses, damages, claims, fines, penalties, causes of action, and other expenses of any nature whatsoever (including reasonable attorneys’ fees), caused by or as a result of the performance of any acts or omissions by Company or Company’s employees which were in accordance with policies or protocols established for Company by Consulting Physician or other direction provided by Consulting Physician or an Alternate Physician.

(e)           Survival. The provisions of this Section 6 shall survive the termination of this Agreement regardless of the reason for such termination.

7.	TERM AND TERMINATION

(a)           Term. Subject to Sections 7(b), 7(c), and 7(d) below, this Agreement shall have an initial term of one (1) year beginning as of the Effective Date, and shall automatically renew for successive one (1) year terms thereafter.

(b)           Without Cause Termination. Notwithstanding the term set forth in Section 7(a) above, either Practice or Company may terminate this Agreement without cause upon one hundred twenty (120) days’ prior written notice to the other party.

(c)           Termination for Breach. Notwithstanding the term set forth in Section 7(a) above, either Practice or Company shall have the right to earlier terminate this Agreement if the other party breaches or defaults in the performance of any material term, condition or undertaking set forth herein and, in the instances where such breach or default is reasonably subject to cure, fails to cure such breach or default within thirty (30) days of his receipt of written notice from the non-breaching party describing the occurrence and nature of the breach or default, or fails to submit a plan acceptable to the non-breaching party for curing the breach or default within such thirty (30) day period if the breach or default cannot reasonably be cured within the thirty (30) day period, or thereafter fails to diligently cure the breach or default pursuant to such plan.

(d)           Termination by Company. Notwithstanding the term set forth in Section 7(a) above, Company shall have the right to earlier terminate this Agreement upon notice by Company to Practice following:

(i)           The suspension, termination or revocation of Consulting Physician’s license to practice medicine in Texas if the parties do not agree to a mutually acceptable replacement Consulting Physician;

(ii)           Upon Consulting Physician’s death if the parties do not agree to a mutually acceptable replacement Consulting Physician;

(iii)          Practice or Consulting Physician being accused by governmental authorities of a crime other than a routine traffic violation;

(iv)          Practice’s or Consulting Physician’s suspension or exclusion from participation as a provider in any federal or state health care program;

(v)           Practice’s or Consulting Physician’s misconduct that could reasonably be deemed to have an adverse effect on Company or its Affiliates (as defined in Section 18 below); or

(vi)          Alternate Physicians providing supervision with respect to a Facility hereunder for a period longer than thirty (30) consecutive business days.

8.	PROPRIETARY MATERIALS AND INFORMATION

(a)           Proprietary Confidential Information and Trade Secrets. Practice shall not derive from this Agreement any proprietary interest in Company, and Practice agrees that it will not, during the term of this Agreement or at any time thereafter, either directly or indirectly, divulge, distribute, communicate, copy, or use for any purpose, any confidential information or trade secrets of Company, including without limitation, the symbols, names, systems, methods, programs, brochures, manuals, forms, data, procedures, financial information, information relating to the operations of Company or its Affiliates, know-how, copyrighted materials, and any trademarks, service marks, trade names, patents and similar rights used by Company or its Affiliates, or other information relating to Company or its Affiliates’ business that is provided to Practice, the Consulting Physician or an Alternate Physician but which is not publicly available from independent sources, including, but not limited to, the materials described in Section 5(a) above.

(b)           Return of Confidential Information. Practice further agrees that, immediately upon the request of Company, Practice shall cease his use of and shall deliver to Company all documents and other materials (including copies, if any) which constitute the proprietary and/or confidential information of Company. Practice will not retain copies of any such documents or materials, and Practice will use its best efforts to recover all such information obtained by others or to make others keep the information confidential.

(c)           Remedies. In the event of a breach or threatened breach of Sections 8(a) or 8(b) by Practice, Practice hereby acknowledges and agrees that Company (or any Company Affiliate on behalf of Company) shall be entitled to injunctive relief in order to prevent the breach or continuing breach thereof, without having to post bond, in addition to any and all other rights and remedies available to Company at law or in equity.

(d)           Survival. The rights and obligations of the parties under this Section 8 shall survive termination of this Agreement regardless of the reason for such termination.

9.	RESTRICTIVE COVENANTS

(a)           Covenants Not to Solicit. During the term of this Agreement and for a period of six (6) months thereafter, Practice shall not, and shall cause Consulting Physician and each Alternate Physician to not, directly or indirectly, alone or with others:

(i)           solicit, induce or attempt to solicit or induce any customer, employee or agent of Company to cease or alter his/her/its relationship with Company or any of its Affiliates; or

(ii)           solicit, request or encourage any vendor, supplier, or other business associate of Company to terminate their contractual or business relationship with Company or any of its Affiliates.

For purposes hereof, an employee or agent of Company shall be any person employed by or under contract with Company at any time within six (6) months of the direct or indirect solicitation or inducement of such person.

(b)           Covenant Not to Compete. During the term of this Agreement and for a period of two (2) years thereafter, Practice shall not, and shall cause Consulting Physician and each Alternate Physician to not, directly or indirectly, alone or with others, have an ownership or other equity interest in, render services for, engage in or enter into the employment of, or act as an advisor or consultant to, any person, firm or corporation engaged in or about to become engaged in a business within a seventy-five (75) mile radius of any Facility which is competitive with any business conducted or proposed to be conducted by Company or its Affiliates during the term of this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the entity through which Consulting Physician or any Alternate Physician primarily conducts his/her medical practice from conducting services that have historically been conducted through such practice as of the Effective Date.

(c)           Specific Performance. Company may obtain specific performance, injunctive relief and other equitable relief to enforce its rights under this Section 9, and Practice acknowledges that failure to fulfill its obligations under this Section 9 would result in irreparable harm to Company. Such remedies shall not be deemed the exclusive remedies for a breach by Practice of this Section 9 but shall be in addition to all other remedies available to Company under this Agreement, at equity, in law or otherwise.

(d)           Reformation. If a court should declare this Section 9, or any provision hereof, unenforceable because of any unreasonable restriction of duration and/or geographic area, the parties hereby acknowledge and agree that the court shall have the express authority to reform this Agreement to provide for reasonable restrictions.

10.	AMENDMENTS

This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by each of the parties hereto.

11.	ENTIRE AGREEMENT

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements, promises, inducements, negotiations or representations not expressly set forth in this Agreement are superseded hereby and are void and of no force and effect.

12.	LIMITED RENEGOTIATION

This Agreement shall be construed to be in accordance with Texas law. In the event there is a change in applicable law or regulations or in the interpretation thereof, or in the event a claim or determination is threatened, made or filed by a government agency, which renders any of the terms of this Agreement unlawful, invalid or unenforceable, or asserts that any such terms are unlawful, invalid or unenforceable, the parties shall promptly and in good faith renegotiate the affected term or terms to remedy such issue. If the parties are unable to successfully renegotiate the affected terms(s) under this Section 12 because the renegotiated term(s) required to remedy the problem would materially and adversely alter the rights or obligations of either party, and thereby cause serious financial hardship, then the party so affected may terminate this Agreement upon written notice to the other party.

13.	NOTICES

Notices required hereunder shall be in writing, and shall be effective upon receipt (and refusal of receipt shall constitute receipt for this purpose) if delivered in person or sent by Certified Mail, return receipt requested, at the appropriate address set forth in this Agreement, or such other addresses as either party may designate in writing to the other party in accordance with this Section 13.

If to Company:

If to Practice:

14.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be in full force and effect and enforceable in accordance with its terms. The foregoing shall not prohibit either party from exerting its/his rights under Section 12 of this Agreement to reform the invalid or unenforceable terms.

15.	HEADINGS

Headings are used herein solely for the convenience of the parties and are not a part of this Agreement.

16.	APPLICABLE LAW

This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Texas, notwithstanding its conflict of law rules.

17.	WAIVER OF BREACH

The waiver by a party of a breach of or default under any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or default under the same or any other term or provision of this Agreement by that party.

18.	ASSIGNMENT

No party may assign its interest in this Agreement to any person, except that (a) Company may assign, subcontract or otherwise transfer this Agreement or its interest in this Agreement to an entity affiliated with Company through common ownership or control (an “Affiliate”), and (b) Company may assign and delegate all of its rights and obligations hereunder to any successor entity as part of any sale, transfer or other disposition of all or substantially all of the assets of Company with notice to the Consulting Physician.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written.

“PRACTICE” PANDORA LASER SERVICES, PLLC	“COMPANY” DR. TATTOFF, INC.

Name:	Name:

Title:	Title:

Acknowledged and agreed to (including the terms of Section 9) by:

“CONSULTING PHYSICIAN”

Signature
Printed Name:

EXHIBIT A

Consulting Physician, Alternate Physicians and Facilities

(effective as of June 13, 2011)

Name of Consulting Physician	Company Facility Address(es)
Alpesh Desai, D.O.	11661 Preston Rd. St. 128 Dallas, TX 75070

Name(s) of Alternate Physician(s)	Company Facility Address(es)
Tinh D. Le, D.O., MBA	11661 Preston Rd. St. 128 Dallas, TX 75070

Signature
Printed Name:

EXHIBIT B

Protocols

1. The following laser procedures may be performed by individuals with the following qualifications:

Type of Procedure	Qualification

2. Each of the procedures below may be performed in the following circumstances:

Type of Procedure	Circumstance for Performing

3. [Provide instructions to be followed for individual laser hair removal certificate holders and all other Personnel who are working under direct supervision or who are giving direct supervision.]

4. Emergency consultation with Consulting Physician or Alternate Physician is required in the following circumstances:

A.

B.

C.

5. [Describe the settings at which the laser hair removal device can be expected to safely remove hair.]

6. [Describe the settings at which the IPL device can be expected to safely remove tattoos.]

7. If a customer is taking any of the following medications, it should be reported to the Consulting Physician, Alternate Physician, or a physician assistant (if any are employed by the Facility) before laser hair removal or laser tattoo removal services are performed:

A.

B.

C.

8. If a customer is taking any of the following medications, laser hair removal and/or tattoo removal services cannot be performed:

A.

B.

9. All questions and concerns of Personnel with respect to the Services should be directed to the Consulting Physician or an Alternate Physician.

Consulting Physician telephone number: _______________

Alternate Physician telephone number: _______________

Date Implemented: __________________, 2011

Approved by:	Consulting Physician	All Physician Assistants (if any)

	Printed Name:	Printed Name:

Printed Name:

Annual Review of Protocols

Date Reviewed	Consulting Physician’s Signature	Physician Assistants’ Signatures (if any)

EXHIBIT C

ALTERNATE PHYSICIAN ACKNOWLEDGEMENT

The undersigned agrees to act as an “Alternate Physician” as defined under that certain Consulting Physician Agreement (the “Agreement”) dated the 11th day of June, 2011 between Dr. Tattoff, Inc., a Florida corporation (“Company”), and Pandora Laser Services, PLLC (“Practice”), during those days and times mutually agreed to by the Practice and the undersigned, on behalf of the following Company facility(ies) (“Facility(ies)”:

Dr. Tattoff Dallas #1
11661 Preston Rd. Ste. 128
Dallas, TX 75070

The undersigned affirms that he/she has been provided access to, and is familiar with, the protocols for the Facility(ies) established under the Agreement which are currently in effect (the “Protocols”).

During those times that the undersigned is acting as the “Alternate Physician” for a Facility, the undersigned agrees to be accountable for adequately supervising services utilizing lasers and intense pulse light (“IPL”) devices to remove tattoos, reduce hair, and other laser or IPL services to the general public provided by physician assistants, nurse practitioners, registered nurses, and/or licensed laser hair removal personnel at such Facility.

To the extent that the Personnel include physician assistants, the undersigned agrees to comply with all rules adopted by the Board in connection with supervision of such physician assistant(s) (including, but not limited to limitations on Alternate Physicians providing supervision in place of the Consulting Physician, maintenance of a log at the applicable Facility, and on-site requirements).

The undersigned represents and warrants that his/her primary practice site is located within seventy five (75) miles of the Facility(ies). The undersigned agrees that he/she will notify the Practice and the Company at least thirty (30) days prior to relocating his/her primary practice site.

The undersigned acknowledges and agrees that this Acknowledgement is for the benefit of, and may be enforced by, each or any of the Company, the Practice and/or the Consulting Physician.

Signature

Printed Name:	Tihn D. Le, D.O., MBA